Exhibit 10.2

CHANGE IN CONTROL EMPLOYMENT AND SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL EMPLOYMENT AND SEVERANCE AGREEMENT, effective as of the __ day of March, 2025 (this “Agreement”), is by and between MAYVILLE ENGINEERING COMPANY, INC., a Wisconsin corporation (the “Company”), and Craig Nichols (the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive has agreed to serve as the Company’s Senior Vice President Operations and Supply Chain and the Executive’s services are valuable to the conduct of the business of the Company and its subsidiaries (collectively, the “Employer”).

WHEREAS, the Company desires to continue to attract and retain dedicated and skilled management employees in a period of industry change, consistent with achieving the best possible value for its shareholders in any change in control of the Company.

WHEREAS, the Company recognizes that circumstances may arise in which a change in control of the Company occurs, through acquisition or otherwise, thereby causing a potential conflict of interest between the Company’s needs for the Executive to remain focused on the Company’s business and for the necessary continuity in management prior to and following a change in control, and the Executive’s reasonable personal concerns regarding future employment with the Employer and economic protection in the event of loss of employment as a consequence of a change in control.

WHEREAS, the Company and the Executive are desirous that any proposal for a change in control or acquisition of the Company will be considered by the Executive objectively and with reference only to the best interests of the Company and its shareholders.

WHEREAS, the Executive will be in a better position to consider the Company’s best interests if the Executive is afforded reasonable economic security, as provided in this Agreement, against altered conditions of employment which could result from any such change in control or acquisition.

WHEREAS, the Executive possesses intimate knowledge of the business and affairs of the Company and has acquired certain confidential information and data with respect to the Company.

WHEREAS, the Company desires to insure, insofar as possible, that it will continue to have the benefit of the Executive’s services and to protect its confidential information and goodwill.

WHEREAS, the Company and the Executive are entering into a Severance Agreement effective as of the date hereof (the “Pre-CIC Severance Agreement”), which provides for severance benefits upon certain terminations of employment but does not contemplate any enhanced benefits in connection with a change in control of the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1.Definitions.
(a)409A Affiliate.  The term “409A Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Section 414(b) of the Code, or that is under common control with the Company within the meaning of Section 414(c) of the Code; provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.
(b)Accrued Benefits.  The Executive’s “Accrued Benefits” shall include the following amounts, payable as described herein: (i) all base salary for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Employer for the time period ending with the Termination Date; (iii) any and all other cash earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect; (iv) notwithstanding any provision of any cash bonus or cash incentive compensation plan applicable to the Executive (other than certain cash-based long-term incentive compensation awards as provided in clause (B) below), but subject to any irrevocable deferral election then in effect, a lump sum amount, in cash, equal to the sum of (A) any cash bonus or cash incentive compensation that has been allocated or awarded to the Executive for a fiscal year or other measuring period under the plan that ends prior to the Termination Date but has not yet been paid (pursuant to Section 5(e) or otherwise) and (B) a pro rata portion to the Termination Date of the aggregate value of all contingent cash-based bonus or incentive compensation awards to the Executive (including any such annual bonus and, unless the applicable award document expressly references this definition and provides otherwise, any such long-term incentive compensation awards) for all uncompleted periods under the plan calculated as to each such award as if the Goals with respect to such bonus or incentive compensation award had been attained at the target level; and (v) all other payments and benefits to which the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse or other beneficiary) may be entitled on the Termination Date as compensatory fringe benefits or under the terms of any benefit plan of the Employer, excluding severance payments under any Employer severance policy, practice or agreement in effect on the Termination Date.  Payment of Accrued Benefits shall be made promptly in accordance with the Company’s prevailing practice with respect to clauses (i) and (ii) or, with respect to clauses (iii), (iv) and (v), pursuant to the terms of the benefit plan or practice establishing such benefits; provided that payments pursuant to clause (iv)(B) shall be paid on the first day of the seventh month following the month in which the Executive’s Separation from Service occurs to the extent necessary for compliance with the requirements of Code Section 409A(a)(2)(B) relating to specified employees or, to the extent not so required, within ninety (90) days of the Executive’s Separation from Service.
(c)Act.  The term “Act” means the Securities Exchange Act of 1934, as amended.
(d)Affiliate and Associate.  The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule l2b-2 of the General Rules and Regulations under the Act.
(e)Annual Cash Compensation.  The term “Annual Cash Compensation” shall mean the sum of (i) the Executive’s Annual Base Salary (determined as of the time of the Change in Control of the Company or, if higher, immediately prior to the date the Notice of Termination is given) plus (ii) an amount equal to the Executive’s annual cash incentive target bonus for the fiscal year in which the Termination Date occurs (the aggregate amount set forth in clause (i) and clause (ii) shall hereafter be referred to as the “Annual Cash Compensation”).
(f)Beneficial Owner.  A Person shall be deemed to be the “Beneficial Owner” of any securities:
(i)which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of any rights issued pursuant to the terms of any rights agreement of the Company, at any time before the issuance of such securities;
(ii)which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule l3d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule l3D under the Act (or any comparable or successor report); or
(iii)which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) above) or disposing of any voting securities of the Company.
(g)Cause.  “Cause” for termination by the Employer of the Executive’s employment shall be limited to (i) the engaging by the Executive in intentional conduct that the Company establishes, by clear and convincing evidence, has caused demonstrable and serious financial injury to the Employer, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (ii) the Executive’s conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal), the elements of which are substantially related to the Executive’s duties or responsibilities owed to the Employer; or (iii) continuing willful and unreasonable refusal by the Executive to perform the Executive’s duties or responsibilities (unless significantly changed without the Executive’s consent).
(h)Change in Control of the Company. A “Change in Control of the Company” shall be deemed to have occurred if an event or events constituting a “Change of Control” as defined in the Company’s 2019 Omnibus Incentive Plan, as an existence on the date hereof, shall have occurred.
(i)Code.  The term “Code” means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.  Any reference to a specific provision of the Code includes any regulations promulgated under such provision and any successor provision.
(j)Company Customer.  “Company Customer” is limited to those customers, clients or partners who did business with the Company within the most recent twenty-four (24) months of the Executive’s employment (or during the period of the Executive’s employment, if the Executive was employed for less than twenty-four months) and (i) about whom the Executive, as a result of his or her employment, had access to information or goodwill as a normal part of the Executive’s job performance that would assist in solicitation of such Company Customer, or (ii) with whom the Executive personally dealt on behalf of the Company in the twelve (12) months immediately preceding the last day of the Executive’s employment and that the Executive was introduced to or otherwise had business contact with such Company Customer as a result of his or her employment with the Company.  “Company Customer” shall also include an individual or business to whom a pitch to solicit or secure business or a sale was prepared (even if not yet made) within the 12-month period preceding the end of the Executive’s employment, and with which the Executive had not insignificant involvement in the preparation, or had exposure to specific information developed for that particular pitch.
(k)Competitive Products.  “Competitive Products” means products that serve the same function as, or that could be used to replace, products the Company provided to, offered to, or was in the process of developing for a present, former, or future possible customer/client/partner at any time during the twelve (12) months immediately preceding the last day of the Executive’s employment (or at any time during the Executive’s employment if Executive was employed for less than twelve months).  Competitive Products does not include any product that the Company no longer provides and/or does not intend to provide in the 12-month period following the date on which Executive’s employment with the Company ends.
(l)Competitive Services.  “Competitive Services” means services of the type that the Company provided or offered to its customers, clients or partners at any time during the twelve (12) months immediately preceding the last day of the Executive’s employment with the Company (or at any time during the Executive’s employment if the Executive was employed for less than twelve months).  “Competitive Services” also includes those services that the Company was in the process of developing or which it was actively engaged in research and development to offer to a customer/client/partner or anticipated customer/client/partner at the time Executive’s employment with the Company ended.  Competitive Services does not include any service that the Company no longer provides and/or does not intend to provide in the 12-month period following the date on which Executive’s employment with the Company ends.
(m)Confidential Information.  “Confidential Information” means Company information not generally known to, and not readily ascertainable through proper means by, the Company’s competitors on matters such as customer lists, customer information, and customer needs; nonpublic financial information; marketing, business and strategic plans; business methods; research strategies and plans; patent applications; sales and marketing plans; future market and product plans; Company (not individual) know-how; trade secrets; Company research and development, techniques, processes, product development, work processes or methodologies; production machinery, tools, raw materials and methodologies; analytical analyses, product analyses, inventions, formulaic work, formulas, formulaic techniques, analytical methodology, efficacy data and testing data; technology, drawings, engineering, code, code writing, software (and hardware) development and platform development; mechanical development and research, and all drawings or engineering for the same; and other information of a technical or economic nature relating to the Company’s business, and to which the Executive has access.  Confidential Information includes negative know-how, which is information about what the Company has tried that did not work, if that information is not generally known or easily ascertainable by the Company’s competitors and would give them an advantage in knowing what not to do.  Information, data, and materials received by the Company from others in confidence (or subject to nondisclosure or similar covenants that is of the same character as that described in this paragraph, shall also be deemed to be and shall be Protected Information.  Notwithstanding the foregoing, Confidential Information shall not include information that the Executive can prove: (i) was in the public domain, being publicly and openly known through lawful and proper means; (ii) was independently developed or acquired by the Executive without reliance in any way on other Confidential Information of the Company or any customer, client or partner; or, (iii) was approved by the Company for use and disclosure by the Executive without restriction.
(n)Covered Termination.  Subject to Section 2(b), the term “Covered Termination” means any Termination of Employment during the Employment Period where the Termination Date or the date Notice of Termination is delivered is any date prior to the end of the Employment Period.
(o)Direct Competitor.  “Direct Competitor” means a person, business or company providing Competitive Products or Competitive Services anywhere in the United States.  “Direct Competitor” does not include any business which the parties have agreed in writing to exclude from the definition.
(p)Employment Period.  Subject to Section 2(b), the term “Employment Period” means a period commencing on the date of a Change in Control of the Company, and ending at 11:59 p.m. Central Time on the second anniversary of such date
(q)Good Reason.  The Executive shall have “Good Reason” for termination of employment in the event of any of the following without the Executive’s prior written consent:
(i)any breach of this Agreement by the Employer, including specifically any breach by the Employer of the agreements contained in Section 3, Section 4, Section 5, or Section 6, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Employer remedies within ten (10) days after receipt of written notice thereof given by the Executive;
(ii)any reduction in the Executive’s (A) base salary, (B) percentage of base salary available as cash incentive compensation or bonus opportunity, (C) grant date fair value of annual equity-based awards or (D) other benefits, in each case relative to those most favorable to the Executive in effect at any time during the 180-day period prior to the Change in Control of the Company or, to the extent more favorable to the Executive, those in effect at any time during the Employment Period;
(iii)the removal of the Executive from, or any failure to reelect or reappoint the Executive to, any of the positions held with the Employer on the date of the Change in Control of the Company or any other positions with the Employer to which the Executive shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination by the Employer of the Executive’s employment for Cause or by reason of disability pursuant to Section 12;
(iv)a good faith determination by the Executive that there has been a material adverse change in the Executive’s working conditions or status with the Employer relative to the most favorable working conditions or status in effect during the 180-day period prior to the Change in Control of the Company, or, to the extent more favorable to the Executive, those in effect at any time during the Employment Period, including but not limited to (A) a significant change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities (including a change in reporting structure that entails a significant change in such nature or scope), or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Employer remedies within ten (10) days after receipt of written notice thereof given by the Executive;
(v)the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment on the date 180 days prior to the Change in Control of the Company (or if the Executive has not been employed for 180 days prior to the Change in Control of the Company, as in effect on the date the Executive entered into this Agreement);
(vi)the Employer requires the Executive to travel on Employer business 20% in excess of the average number of days per month the Executive was required to travel during the 180-day period prior to the Change in Control of the Company; or
(vii)failure by the Company to obtain the Agreement referred to in Section 17(a) as provided therein.
(r)Person.  The term “Person” shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.
(s)Separation from Service.  For purposes of this Agreement, the term “Separation from Service” means the Executive’s Termination of Employment, or if the Executive continues to provide services following his or her Termination of Employment, such later date as is considered a separation from service from the Company and its 409A Affiliates within the meaning of Code Section 409A.  Specifically, if the Executive continues to provide services to the Company or a 409A Affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service.
(t)Termination of Employment.  For purposes of this Agreement, the Executive’s termination of employment shall be presumed to occur when the Company and Executive reasonably anticipate that no further services will be performed by the Executive for the Company and its 409A Affiliates or that the level of bona fide services the Executive will perform as an employee of the Company and its 409A Affiliates will permanently decrease to no more than 20% of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the Company and its 409A Affiliates over the immediately preceding 36-month period (or such lesser period of services).  Whether the Executive has experienced a Termination of Employment shall be determined by the Employer in good faith and consistent with Section 409A of the Code.  Notwithstanding the foregoing, if the Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide reason, the Executive will not be deemed to have incurred a Separation from Service for the first 6 months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended by the Employer for up to 29 months without causing a Termination of Employment.
(u)Termination Date.  Except as otherwise provided in Section 2(b), Section 10(b), and Section 17(a), the term “Termination Date” means (i) if the Executive’s Termination of Employment is by the Executive’s death, the date of death; (ii) if the Executive’s Termination of Employment is by reason of voluntary early retirement, as agreed in writing by the Employer and the Executive, the date of such early retirement which is set forth in such written agreement; (iii) if the Executive’s Termination of Employment is, for purposes of this Agreement, by reason of disability pursuant to Section 12, the earlier of thirty (30) days after the Notice of Termination is given or one day prior to the end of the Employment Period; (iv) if the Executive’s Termination of Employment is by the Executive voluntarily (other than for Good Reason), the date the Notice of Termination is given; and (v) if the Executive’s Termination of Employment is by the Employer (other than by reason of disability pursuant to Section 12) or by the Executive for Good Reason, the earlier of thirty (30) days after the Notice of Termination is given or one day prior to the end of the Employment Period.  Notwithstanding the foregoing,
(A)If termination is for Cause pursuant to Section 1(g)(iii) and if the Executive has cured the conduct constituting such Cause as described by the Employer in its Notice of Termination within such 30-day or shorter period, then the Executive’s employment hereunder shall continue as if the Employer had not delivered its Notice of Termination.
(B)If the Executive shall in good faith give a Notice of Termination for Good Reason and the Employer notifies the Executive that a dispute exists concerning the termination within the 15-day period following receipt thereof, then the Executive may elect to continue his or her employment during such dispute and the Termination Date shall be determined under this paragraph.  If the Executive so elects and it is thereafter determined that Good Reason did exist, the Termination Date shall be the earliest of (1) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with Section 22, (2) the date of the Executive’s death or (3) one day prior to the end of the Employment Period.  If the Executive so elects and it is thereafter determined that Good Reason did not exist, then the employment of the Executive hereunder shall continue after such determination as if the Executive had not delivered the Notice of Termination asserting Good Reason and there shall be no Termination Date arising out of such Notice.  In either case, this Agreement continues, until the Termination Date, if any, as if the Executive had not delivered the Notice of Termination except that, if it is finally determined that Good Reason did exist, the Executive shall in no case be denied the benefits described in

Section 9 (including a Termination Payment) based on events occurring after the Executive delivered his Notice of Termination.
(C)Except as provided in Section 1(u)(B), if the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination within the appropriate period following receipt thereof and it is finally determined that the reason asserted in such Notice of Termination did not exist, then (1) if such Notice was delivered by the Executive, the Executive will be deemed to have voluntarily terminated his or her employment and the Termination Date shall be the earlier of the date 15 days after the Notice of Termination is given or one day prior to the end of the Employment Period and (2) if delivered by the Company, the Company will be deemed to have terminated the Executive other than by reason of death, disability or Cause.

Capitalized terms used in this Agreement not defined in this Section 1 have the meanings assigned in the other sections of this Agreement.  The definitions of the following terms may be found in the sections indicated:

Term	Section

Annual Base Salary	Section 5(a)
Base Period Income	Section 9(b)(iii)
Bonus Amount	Section 5(e)(i)
Bonus Plan	Section 5(e)
Company Incentive Plan	Section 5(e)(iii)
DTSA	Section 14(f)
Excise Tax	Section 9(b)(i)
Expenses	Section 15
Goals	Section 5(e)(iii)
National Tax Counsel	Section 9(b)(ii)
Notice of Termination	Section 13
Plans	Section 9(c)(iv)
Restricted Employee	Section 14(c)
Termination Payment	Section 9(a)
Total Payments	Section 9(b)(i)

2.Termination or Cancellation Prior to Change in Control.
(a)Subject to Section 2(b) and the terms of the Pre-CIC Severance Agreement, the Employer and the Executive shall each retain the right to terminate the employment of the Executive at any time and for any reason (or no reason) prior to a Change in Control of the Company.  Subject to Section 2(b), in the event that prior to a Change in Control of the Company (i) the Executive’s employment is terminated or (ii) as determined in writing by the Compensation Committee of the Board of Directors of the Company in its sole discretion, the Executive’s authority, powers, functions, duties, responsibilities or pay grade are materially reduced, this Agreement shall be terminated and cancelled and of no further force and effect, and any and all rights and obligations of the parties hereunder shall cease.

(b)Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Employer is terminated by the Employer (other than a termination due to the Executive’s death or as a result of the Executive’s disability (as determined under Section 12) during the period of 180 days prior to the date on which a Change in Control of the Company occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control of the Company or (ii) otherwise arose in connection with or in anticipation of a Change in Control of the Company, then for all purposes of this Agreement such termination of employment shall be deemed a “Covered Termination,” a “Notice of Termination” shall be deemed to have been given, and the “Employment Period” shall be deemed to have begun on the date of such termination which shall be deemed to be the “Termination Date” and the date of the Change of Control of the Company for purposes of this Agreement, and any benefit under this Agreement that is more favorable to the Executive compared with a similar benefit under the Pre-CIC Severance Agreement shall be provided in lieu of such similar benefit under the Pre-CIC Severance Agreement.  Anything in this Agreement to the contrary notwithstanding, if the Executive’s authority, powers, functions, duties, responsibilities or pay grade were reduced pursuant to Section 2(a)(ii) during the period of 180 days prior to the date on which the Change in Control of the Company occurs, and if it is reasonably demonstrated by the Executive that such reduction in authority, powers, functions, duties, responsibilities or pay grade (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control of the Company or (ii) otherwise arose in connection with or in anticipation of a Change in Control of the Company, then the termination and cancellation of this Agreement pursuant to Section 2(a) shall be deemed null and void, this Agreement shall be deemed to remain in full force and effect with any and all rights and obligations of the parties hereunder continuing and such reduction in authority, powers, functions, duties, responsibilities or pay grade shall be considered “Good Reason” for the Executive to terminate employment in connection with a Change in Control of the Company.
3.Employment Period.  If a Change in Control of the Company occurs when the Executive is employed by the Employer, then (a) this Agreement will apply in place of the Pre-CIC Severance Agreement, (b) the Employer will continue thereafter to employ the Executive during the Employment Period, and (c) the Executive will remain in the employ of the Employer in accordance with and subject to the terms and provisions of this Agreement.  Any Termination of Employment during the Employment Period, whether by the Company or the Employer, shall be deemed a termination by the Company for purposes of this Agreement.
4.Duties.  During the Employment Period, the Executive shall, in the same capacities and positions held by the Executive at the time of the Change in Control of the Company or in such other capacities and positions as may be agreed to by the Employer and the Executive in writing, devote the Executive’s best efforts and all of the Executive’s business time, attention and skill to the business and affairs of the Employer, as such business and affairs now exist and as they may hereafter be conducted.
5.Compensation.  During the Employment Period, the Executive shall be compensated as follows:
(a)The Executive shall receive, at reasonable intervals (but not less often than monthly) and in accordance with such standard policies as may be in effect immediately prior to the Change in Control of the Company, an annual base salary in cash equivalent of not less than twelve times the Executive’s highest monthly base salary for the twelve-month period immediately preceding the month in which the Change in Control of the Company occurs or, if higher, annual base salary at the rate in effect immediately prior to the Change in Control of the Company (which base salary shall, unless otherwise agreed in writing by the Executive or subject to any irrevocable deferral election then in effect, include the current receipt by the Executive of any amounts which, prior to the Change in Control of the Company, the Executive had elected to defer, whether such compensation is deferred under Section 401(k) of the Code or otherwise), subject to adjustment as hereinafter provided in Section 6 (such salary amount as adjusted upward from time to time is hereafter referred to as the “Annual Base Salary”).
(b)The Executive shall receive fringe benefits at least equal in value to the highest value of such benefits provided for the Executive at any time during the 180-day period immediately prior to the Change in Control of the Company or, if more favorable to the Executive, those provided generally at any time during the Employment Period to any executives of the Employer of comparable status and position to the Executive; and shall be reimbursed, at such intervals and in accordance with such standard policies that are most favorable to the Executive that were in effect at any time during the 180-day period immediately prior to the Change in Control of the Company, for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Employer, including travel expenses.
(c)The Executive and/or the Executive’s family, as the case may be, shall be included, to the extent eligible thereunder (which eligibility shall not be conditioned on the Executive’s salary grade or on any other requirement which excludes persons of comparable status to the Executive unless such exclusion was in effect for such plan or an equivalent plan at any time during the 180-day period immediately prior to the Change in Control of the Company), in any and all plans providing benefits for the Employer’s salaried employees in general, including but not limited to group life insurance, hospitalization, medical, dental, profit sharing and stock bonus plans; provided, that, (i) in no event shall the aggregate level of benefits under such plans in which the Executive is included be less than the aggregate level of benefits under plans of the Employer of the type referred to in this Section 5(c) in which the Executive was participating at any time during the 180-day period immediately prior to the Change in Control of the Company and (ii) in no event shall the aggregate level of benefits under such plans be less than the aggregate level of benefits under plans of the type referred to in this Section 5(c) provided at any time after the Change in Control of the Company to any executive of the Employer of comparable status and position to the Executive.
(d)The Executive shall annually be entitled to not less than the amount of paid vacation and not fewer than the highest number of paid holidays to which the Executive was entitled annually at any time during the 180-day period immediately prior to the Change in Control of the Company or such greater amount of paid vacation and number of paid holidays as may be made available annually to other executives of the Employer of comparable status and position to the Executive at any time during the Employment Period.
(e)The Executive shall be included in all plans providing additional benefits to executives of the Employer of comparable status and position to the Executive, including but not limited to short- or long-term cash-based incentive compensation plans (such plan or plans together, the “Bonus Plan”), deferred compensation plans, supplemental retirement plans, equity awards, and similar or comparable plans; provided, that, unless otherwise provided in clauses (i) or (ii) below, in no event shall the aggregate level of benefits under such plans or awards be less than the higher of  (x) the highest aggregate level of benefits under plans of the Employer of the type referred to in this Section 5(e) in which the Executive was participating at any time during the 180-day period immediately prior to the Change in Control of the Company and (y) the aggregate levels of benefits under plans of the type referred to in this Section 5(e) provided at any time after the Change in Control of the Company to any executive of the Employer comparable in status and position to the Executive.
(i)With respect to the Bonus Plan, the amount of the compensation (the “Bonus Amount”) that the Executive is eligible to earn under the Bonus Plan if the threshold, target and maximum performance objectives are met shall be no less than the highest threshold, target and maximum amounts, respectively, that Executive was eligible to receive under awards outstanding under the Employer’s short- or long-term cash-based incentive compensation plan or plans as in effect at any time during the 180-day period immediately prior to the Change in Control of the Company; provided that the amount Executive is eligible to earn shall in no event be lower than the amount of short- or long-term cash-based incentive compensation that any executive of the Employer comparable in status and position to the Executive is eligible to earn.  Payment of the Bonus Amount, if earned, shall not be affected by the Executive’s Termination of Employment after the end of the Employment Period.
(ii)With respect to equity awards, the Executive shall annually receive awards under one or more equity-based compensation plan or plans of the Employer.  Such annual equity awards shall have a grant date fair value at least equal to the aggregate grant date fair value of the largest equity-based awards granted to the Executive at any time during the one-year period immediately prior to the Change in Control of the Company, measured, in each case, as a multiple of the Executive’s Annual Base Salary; provided that, solely for purposes of determining the grant date fair value of the largest equity-based awards granted to the Executive during such one-year period immediately prior to the Change in Control of the Company, any inducement awards or other awards that are intended to be non-recurring shall be disregarded or, to the extent such awards are intended to replace more than one annual award, shall be pro-rated so that only a one-year portion of the award shall be counted; and provided further that the grant date fair value of the equity awards granted to the Executive shall in no event be lower than the grant date fair value of the annual equity-based awards granted to any executive of the Employer comparable in status and position to the Executive.
(iii)To the extent any compensation that the Executive has an opportunity to earn after a Change in Control of the Company is subject to achieving performance objectives, such performance objectives shall be established and communicated in writing to the Executive within the first ninety (90) days of the performance period and shall be reasonably related to the business of the Employer (the “Goals”).  All Goals shall be attainable with approximately the same degree of probability as the most attainable goals under the Employer’s performance-based compensation plan or plans as in effect at any time during the 180-day period immediately prior to the Change in Control of the Company (whether one or more, the “Company Incentive Plan”) and in view of the Employer’s existing and projected financial and business circumstances applicable at the time, and shall have a performance period that is no longer than the performance period corresponding to the most analogous type of compensation under the Company Incentive Plan.
6.Annual Compensation Adjustments.  During the Employment Period, the Board of Directors of the Company (or an appropriate committee thereof) will consider and appraise, at least annually, the contributions of the Executive to the Company, and in accordance with the Company’s practice prior to the Change in Control of the Company, due consideration shall be given to the upward adjustment of the Executive’s Annual Base Salary, at least annually, (a) commensurate with increases generally given to other executives of the Employer of comparable status and position to the Executive, and (b) as the scope of the Company’s operations or the Executive’s duties expand.
7.Termination For Cause or Without Good Reason.  If there is a Covered Termination for Cause or due to the Executive’s voluntarily terminating his or her employment other than for Good Reason (any such terminations to be subject to the procedures set forth in Section 13), then the Executive shall be entitled to receive only Accrued Benefits.
8.Termination Giving Rise to a Termination Payment and Certain Other Benefits.  If there is a Covered Termination by the Executive for Good Reason, or by the Company other than by reason of (i) death, (ii) disability pursuant to Section 12, or (iii) Cause (any such terminations to be subject to the procedures set forth in Section 13), then (A) the Executive shall be entitled to receive the Accrued Benefits and, in lieu of further base salary for periods following the Termination Date and as liquidated damages and additional severance pay, the Termination Payment pursuant to Section 9(a), (B) all equity-based and cash incentive awards then held by the Executive that were granted prior to the Change in Control of the Company shall be subject to the terms of the equity or incentive plan under which the awards were granted and (C) all equity-based and cash incentive awards then held by the Executive that were granted on or after the Change in Control of the Company shall vest or be earned in full immediately upon such Covered Termination, with the amount or value of any performance-based awards determined based on the deemed achievement of all applicable performance conditions at 100% of target, without pro-ration.
9.Payments Upon Termination.
(a)Termination Payment. The “Termination Payment” shall be an amount equal to the Annual Cash Compensation times two (2).  The Termination Payment shall be paid to the Executive in cash equivalent (i) on the first day of the seventh month following the month in which the Executive’s Separation from Service occurs, without interest thereon, to the extent necessary for compliance with the requirements of Code Section 409A(a)(2)(B) relating to specified employees or (ii) to the extent not so required, within fifteen (15) business days after the Termination Date provided that, in each case, the Executive signs and does not revoke a release of claims in the form attached hereto as Exhibit A if timely requested by the Company (provided further that, if the time during which the Executive may sign the release prior to payment includes two calendar years, the payment shall be made in the second calendar year).  Notwithstanding the foregoing, in the event the Executive’s Termination Date is pursuant to Section 2(b), the Termination Payment shall be paid within ten (10) business days after the date of the Change in Control of the Company (as defined without reference to Section 2(b)), without interest.  Such lump sum payment shall not be reduced by any present value or similar factor, and the Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Executive securing other employment or for any other reason, except as provided in subsection (b) below.  The Termination Payment shall be in lieu of, and acceptance by the Executive of the Termination Payment shall constitute the Executive’s release of any rights of the Executive to, any other cash severance payments under any Company severance policy, practice or agreement.

(b)280G Provision.
(i)Notwithstanding any other provision of this Agreement, if any portion of the Termination Payment or any other payment or other benefit to the Executive under this Agreement, or under any other agreement with or plan of the Employer or any 409A Affiliate (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” (as defined below) and would, but for this Section 9(b)(i), result in the imposition on the Executive of an excise tax under Code Section 4999 (the “Excise Tax”), then the Total Payments to be made to the Executive shall either be (A) delivered in full, or (B) delivered in a reduced amount that is One Dollar ($1.00) less than the amount that would cause any portion of such Total Payments to be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).
(ii)Within forty (40) days following the Executive’s Termination of Employment or notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an excess parachute payment, the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to the Executive (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income (as defined below), (B) the amount and present value of Total Payments, (C) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 9(b)(i), and (D) the net after-tax proceeds to the Executive, taking into account the tax imposed under Code Section 4999 if (1) the Total Payments were reduced in accordance with Section 9(b)(i)(B), or (2) the Total Payments were not so reduced.  The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive.  If such National Tax Counsel opinion determines that clause (B) of Section 9(b)(i) applies, then the payments hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment.  In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (x) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (y) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (z) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).
(iii)For purposes of this Agreement, (A) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code and such “parachute payments” shall be valued as provided therein, (B) present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code, (C) the term “Base Period Income” means an amount equal to the Executive’s “annualized includable compensation for the base period” as defined in Section 280G(d)(1) of the Code, (D) for purposes of the National Tax Counsel opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive, and (E) the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of the Executive’s domicile (determined in both cases in the calendar year in which the Covered Termination occurs or notice described in Section 9(b)(ii) is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.  If the National Tax Counsel so requests in connection with the opinion required by this Section 9(b), the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Section 280G of the Code and the regulations thereunder.
(iv)The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 9(b), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.
(v)This Section 9(b) shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code.  If such provisions are repealed without successor, then this Section 9(b) shall be cancelled without further effect.
(c)Additional Benefits.  If there is a Covered Termination and the Executive is entitled to Accrued Benefits and the Termination Payment, then the Company shall provide to the Executive the following additional benefits:
(i)The Executive shall receive until the end of the second calendar year following the calendar year in which the Executive’s Separation from Service occurs, at the expense of the Company, outplacement services, on an individualized basis at a level of service commensurate with the Executive’s status with the Company immediately prior to the date of the Change in Control of the Company (or, if higher, immediately prior to the Executive’s Termination of Employment), provided by a nationally recognized executive placement firm selected by the Company; provided that the cost to the Company of such services shall not exceed 10% of the Executive’s Annual Base Salary.
(ii)Until the earlier of twenty-four (24) months following the Executive’s Separation from Service or such time as the Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits, the Executive shall continue to be covered, at the expense of the Company, by the same or equivalent life insurance, hospitalization, medical and dental coverage as was required hereunder with respect to the Executive immediately prior to the date the Notice of Termination is given, subject to the following:
(A)Following the end of the COBRA continuation period, if such hospitalization, medical or dental coverage is provided under a health plan that is subject to Section 105(h) of the Code, benefits payable under such health plan shall comply with the requirements of Treasury regulation section 1.409A-3(i)(1)(iv) and, if necessary, the Company shall amend such health plan to comply therewith.  If the Executive is entitled to the Termination Payment pursuant to Section 2(b), then within ten (10) days following the Change in Control of the Company (determined without regard to Section 2(b)), the Company shall reimburse the Executive for any COBRA premiums the Executive paid for his or her hospitalization, medical and dental coverage under COBRA from the Executive’s Termination Date through the date of the Change in Control of the Company (determined without regard to Section 2(b)).
(B)To the extent required to comply with Code Section 409A, during the first six months following the Executive’s Separation from Service, the Executive shall pay the Company for any life insurance coverage that provides a benefit in excess of $50,000 under a group term life insurance policy.  After the end of such six month period, the Company shall make a cash equivalent payment to the Executive equal to the aggregate premiums paid by the Executive for such coverage, and thereafter such coverage shall be provided at the expense of the Company for the remainder of the period as set forth above; provided that this clause (B) shall cease to apply if on the date of the Executive’s Separation from Service, neither the Company nor any other entity that is considered a “service recipient” with respect to the Executive within the meaning of Code Section 409A has any stock which is publicly traded on an established securities market (within the meaning of Treasury Regulation Section 1.897-1(m)) or otherwise.
10.Death.
(a)Except as provided in Section 10(b), in the event of a Covered Termination due to the Executive’s death, the Executive’s estate, heirs and beneficiaries shall receive all the Executive’s Accrued Benefits through the Termination Date.
(b)In the event the Executive dies after a Notice of Termination is given (i) by the Company or (ii) by the Executive for Good Reason, the Executive’s estate, heirs and beneficiaries shall be entitled to the benefits described in Section 10(a) and, subject to the provisions of this Agreement, to such Termination Payment as the Executive would have been entitled to had the Executive lived, except that the Termination Payment shall be paid within 90 days following the date of the Executive’s death, without interest thereon.  For purposes of this Section 10(b), the Termination Date shall be the earlier of 30 days following the giving of the Notice of Termination, subject to extension pursuant to Section 1(q), or one day prior to the end of the Employment Period.
11.Retirement.  If, during the Employment Period, the Executive and the Employer shall execute an agreement providing for the early retirement of the Executive from the Employer, or the Executive shall otherwise give notice that he is voluntarily choosing to retire early from the Employer, the Executive shall receive Accrued Benefits through the Termination Date; provided, that if the Executive’s employment is terminated by the Executive for Good Reason or by the Company other than by reason of death, disability or Cause and the Executive also, in connection with such termination, elects voluntary early retirement, the Executive shall also be entitled to receive a Termination Payment pursuant to Section 9.

12.Termination for Disability.  If, during the Employment Period, as a result of the Executive’s disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related), the Executive shall have been absent from the Executive’s duties hereunder on a full-time basis for a period of six consecutive months and, within 30 days after the Company notifies the Executive in writing that it intends to terminate the Executive’s employment (which notice shall not constitute the Notice of Termination contemplated below), the Executive shall not have returned to the performance of the Executive’s duties hereunder on a full-time basis, the Company may terminate the Executive’s employment for purposes of this Agreement pursuant to a Notice of Termination given in accordance with Section 13.  If the Executive’s employment is terminated on account of the Executive’s disability in accordance with this Section, the Executive shall receive Accrued Benefits through the Termination Date and shall remain eligible for all benefits provided by any long term disability programs of the Employer in effect at the time of such termination.
13.Termination Notice and Procedure.  Any Covered Termination by the Company or the Executive (other than a termination of the Executive’s employment that is a Covered Termination by virtue of Section 2(b)) shall be communicated by a written notice of termination (“Notice of Termination”) to the Executive, if such Notice is given by the Company, and to the Company, if such Notice is given by the Executive, all in accordance with the following procedures and those set forth in Section 24:
(a)If such termination is for disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination.
(b)Any Notice of Termination by the Company shall have been approved, prior to the giving thereof to the Executive, by a resolution duly adopted by a majority of the directors of the Company (or any successor corporation) then in office.
(c)If the Notice is given by the Executive for Good Reason, the Executive may cease performing his or her duties hereunder on or after the date fifteen (15) days after the delivery of Notice of Termination and shall in any event cease employment on the Termination Date.  If the Notice is given by the Company, then the Executive may cease performing his or her duties hereunder on the date of receipt of the Notice of Termination, subject to the Executive’s rights hereunder.
(d)The Executive shall have thirty (30) days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of the Executive’s employment for Cause under this Agreement pursuant to Section 1(g)(iii).
(e)The recipient of any Notice of Termination shall personally deliver or mail in accordance with Section 24 written notice of any dispute relating to such Notice of Termination to the party giving such Notice within 15 days after receipt thereof; provided, however, that if the Executive’s conduct or act alleged to provide grounds for termination by the Company for Cause is curable, then such period shall be 30 days.  After the expiration of such period, the contents of the Notice of Termination shall become final and not subject to dispute.
14.Further Obligations of the Executive; Trade Secrets.

(a)Non-Solicitation.  The Executive acknowledges that the relationships and goodwill that he develops with Company Customers as a result of his or her employment belong to the Company and that using such relationships and goodwill against the interests of the Company would be unfair.  The Executive further acknowledges that because those relationships and goodwill are based on personal trust, the Company will need an opportunity, free from interference by the Executive, to secure the relationships and goodwill for itself after Executive’s employment ends.  The Executive therefore agrees that while employed by the Company and for a period of twelve (12) months after the Executive’s employment with the Company ends, for whatever reason, the Executive will not, and will not assist anyone else to, (i) solicit or encourage any Company Customer to terminate or diminish its relationship with the Company relating to Competitive Services or Competitive Products; or (ii) seek to persuade any Company Customer to conduct with anyone other than the Company any business or activity relating to Competitive Services or Competitive Products that such Company Customer conducts or could conduct with the Company.
(b)Non-Competition.  The Executive agrees that while employed by the Company and for a period of twelve (12) months after the Executive’s employment with the Company ends for any reason, the Executive will not, on the Executive’s own behalf, or on behalf of any other person or entity, directly or indirectly, provide services to a Direct Competitor in a role where the Executive’s knowledge of Confidential Information is likely to affect the Executive’s decisions or actions for the Direct Competitor, to the detriment of the Company.
(c)Non-Interference.  Executive agrees that during his or her employment with the Company, and for a period of twelve (12) months from the termination of employment with the Company for any reason whatsoever, Executive shall not, either personally or in conjunction with others either (i) solicit, interfere with, or endeavor to cause any Restricted Employee of the Company to leave his or her employment in order to work for a Direct Competitor, or (ii) otherwise induce or attempt to induce any such Restricted Employee to terminate employment with the Company in order to work for a Director Competitor.  A “Restricted Employee” is an employee of the Company with whom the Executive has a managing or reporting relationship, which could be exploited by the Executive to persuade the Restricted Employee to leave his or her employment with the Company, and whom has special knowledge and/or information (including access to Confidential Information) that could cause the Company damage/harm if he or she went to work for a Direct Competitor.  Nothing in this Section 14(c) is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.
(d)Confidentiality.
(i)In the course of his or her employment with the Company, the Executive may be making use of, acquiring, or adding to the Company’s Confidential Information.  In addition, the Executive’s work for the Company requires Executive be provided access to valuable Confidential Information.  The Confidential Information to which the Executive will have access is valuable to the Company and/or its customers and business partners and each party takes steps to maintain the secrecy and confidential nature of these matters, including the regular use of computer passwords, locks and other security measures, and requires employees with access to this information to execute agreements similar to this Agreement where possible.  The Executive acknowledges that the Company will not provide him or her (on a going forward basis) with access to the Confidential Information unless Employee executes this Agreement.

(ii)Executive makes the following promises regarding Confidential Information.  Nothing in the following promises is intended to restrict Executive’s opportunities for employment.  The promises in this Section 14(d) are made to ensure that the Executive does not use Confidential Information except for the Company’s benefit.
(A)The Executive promises to protect and maintain the confidentiality of Confidential Information while employed by the Company.  The Executive will follow all Company policies and procedures for the protection and security of this information.  The Executive will also immediately report to management any potential or actual security breach or loss.
(B)The Executive agrees to return (and not retain) any and all materials reflecting Confidential Information that he or she may possess (including all Company-owned equipment) immediately upon end of employment or upon demand by the Company.
(C)The Executive agrees to not use or disclose, except as necessary for the performance of his or her services on behalf of the Company or as required by law or legal process, any Confidential Information where such use or disclosure would be detrimental to the interests of the Company.  This promise applies only for so long as such Confidential Information remains confidential and not generally known to, and not readily ascertainable through proper means by, the Company’s competitors, or two years following the end of Executive’s employment with the Company, whichever occurs first. Because the Company has significant sales throughout the World, and because Confidential Information is generally very portable and transferable without geographic borders or constraints, this prohibition applies throughout the World.
(iii)If the Executive is requested or required to provide Confidential Information in a legal proceeding other than a government investigation or government legal action, the Executive will promptly notify the Company of the request so that the Company may either seek an appropriate protective order or waive the Executive’s obligations under this Agreement.  However, nothing in this Agreement prohibits the Executive from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or Inspector General, or making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation.  The Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that he or she made such reports or disclosures.  Further, nothing in this Agreement is intended to preclude the Executive from discussing or disclosing any concerns relative to sexual harassment or assault.  To the extent the Executive is covered by the National Labor Relations Act, nothing in this Agreement is intended (nor does it) prevent him from discussing applicable terms and conditions of employment, such as compensation and benefits.
(e)Non-Disparagement.  The Executive and the Company agree that they will not make any disparaging or derogatory remarks or statements about the other party to this Agreement in any public forum; provided that either party to this Agreement may give non-malicious and truthful testimony about the other party if properly subpoenaed.

(f)Trade Secrets/Defend Trade Secrets Act.  Nothing in this Agreement diminishes or limits any protection granted by law to trade secrets or relieves the Executive of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret.  Additionally, nothing in this Agreement is intended to discourage the Executive from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law.  Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:
(i)An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:  (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(ii)An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual:  (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.
15.Expenses and Interest.  If, after a Change in Control of the Company, (a) a dispute arises with respect to the enforcement of the Executive’s rights under this Agreement or (b) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, in either case so long as the Executive is not acting in bad faith, then the Company shall reimburse the Executive for any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of the dispute, legal or arbitration proceeding (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by U.S. Bank National Association, Minneapolis, Minnesota, from time to time at its prime or base lending rate from the date that payments to him or her should have been made under this Agreement.  Within ten days after the Executive’s written request therefore (but in no event later than the end of the calendar year following the calendar year in which such Expense is incurred), the Company shall reimburse the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive’s reasonable Expenses.
16.Payment Obligations Absolute.  The Company’s obligation during and after the Employment Period to pay the Executive the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against him or her or anyone else.  Except as provided in Section 15, all amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.
17.Successors.

(a)If the Company sells, assigns or transfers all or substantially all of its business and assets to any Person or if the Company merges into or consolidates or otherwise combines (where the Company does not survive such combination) with any Person (any such event, a “Sale of Business”), then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such Person, and the Company shall cause such Person, by written agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company.  Failure of the Company to obtain such written agreement prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting “Good Reason” hereunder, except that for purposes of implementing the foregoing the date upon which such Sale of Business becomes effective shall be deemed the Termination Date.  In case of such assignment by the Company and of assumption and agreement by such Person, as used in this Agreement, “Company” shall thereafter mean such Person which executes and delivers the agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such Person.  The Executive shall, in his or her discretion, be entitled to proceed against any or all of such Persons, any Person which theretofore was such a successor to the Company and the Company (as so defined) in any action to enforce any rights of the Executive hereunder.  Except as provided in this Section 17(a), this Agreement shall not be assignable by the Company.  This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.
(b)This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs and beneficiaries.  All amounts payable to the Executive under Sections 3, 7, 8, 9, 10, 11, 12 and 15 if the Executive had lived shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs and representatives; provided, however, that the foregoing shall not be construed to modify any terms of any benefit plan of the Employer, as such terms are in effect on the date of the Change in Control of the Company, that expressly govern benefits under such plan in the event of the Executive’s death.
18.Severability.  The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.
19.Contents of Agreement; Waiver of Rights; Amendment.  This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and shall supersede in all respects, and the Executive hereby waives all rights under, any prior or other agreement or understanding between the parties with respect to such subject matter, including, but not limited to any Change in Control Employment and Severance Agreement between the Company and the Executive entered into prior to the date hereof; provided that this Agreement shall not supersede the Pre-CIC Severance Agreement with respect to a termination of the Executive’s employment prior to a Change in Control of the Company.  This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive.
20.Withholding.  The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law.  In addition, if prior to the date of payment of the

Termination Payment hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due with respect to any payment or benefit to be provided hereunder, the Employer may provide for an immediate payment of the amount needed to pay the Executive’s portion of such tax (plus an amount equal to the taxes that will be due on such amount) and the Executive’s Termination Payment shall be reduced accordingly.  The Employer shall be entitled to rely on an opinion of the National Tax Counsel if any question as to the amount or requirement of any such withholding shall arise.
21.Certain Rules of Construction.  No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise.  No draft of this Agreement shall be taken into account in construing this Agreement.  Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.
22.Governing Law; Resolution of Disputes.  This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to the conflict of law principles thereof.  Any dispute arising out of this Agreement shall, at the Executive’s election, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation.  Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Milwaukee, Wisconsin or, at the Executive’s election, if the Executive is not then residing or working in the Mayville, Wisconsin or Milwaukee, Wisconsin area, in the judicial district encompassing the city in which the Executive resides; provided, that, if the Executive is not then residing in the United States, the election of the Executive with respect to such venue shall be either Milwaukee, Wisconsin or in the judicial district encompassing that city in the United States among the thirty cities having the largest population (as determined by the most recent United States Census data available at the Termination Date) which is closest to the Executive’s residence.  The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.
23.Additional Section 409A Provisions.  (a)  If, after the date of a Change in Control of the Company, any payment amount or the value of any benefit under this Agreement is required to be included in the Executive’s income prior to the date such amount is actually paid or the benefit provided as a result of the failure of this Agreement (or any other arrangement that is required to be aggregated with this Agreement under Code Section 409A) to comply with Code Section 409A, then the Executive shall receive a distribution, in a lump sum, within 90 days after the date it is finally determined that the Agreement (or such other arrangement that is required to be aggregated with this Agreement) fails to meet the requirements of Section 409A of the Code; such distribution shall equal the amount required to be included in the Executive’s income as a result of such failure and shall reduce the amount of payments or benefits otherwise due hereunder.
(b)The Company and the Executive intend the terms of this Agreement to be in compliance with Section 409A of the Code.  The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Section 409A of the Code.  To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner that avoids a violation of Section 409A of the Code.

(c)If the Executive believes he or she is entitled to a payment or benefit pursuant to the terms of this Agreement that was not timely paid or provided, and such payment or benefit is considered deferred compensation subject to the requirements of Section 409A of the Code, the Executive acknowledges that to avoid an additional tax on such payment or benefit pursuant to the provisions of Section 409A of the Code, the Executive must make a reasonable, good faith effort to collect such payment or benefit no later than 90 days after the latest date upon which the payment could have been timely made or benefit timely provided without violating Section 409A of the Code, and if not paid or provided, must take further enforcement measures within 180 days after such latest date.
24.Notice.  Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Section 13(c), shall be deemed given when actually received by the Executive or actually received by the Company’s Secretary or any officer of the Company other than the Executive.  If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Mayville Engineering Company, Inc., Attention: Corporate Secretary (or Chief Executive Officer, if the Executive is then Corporate Secretary), 715 South Street, Mayville, Wisconsin 53050, or if to the Executive, at the address in the Company’s records, or to such other address as the party to be notified shall have theretofore given to the other party in writing.
25.No Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.
26.Headings.  The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MAYVILLE ENGINEERING COMPANY, INC.

By:
Name:

Its:

EXECUTIVE:

Name:
Address:

Exhibit A

RELEASE

27.In exchange for the promises and payments provided for in the Change in Control Employment and Severance Agreement (the “Agreement”) effective as _______ ___, 20__ between Mayville Engineering Company, Inc., a Wisconsin corporation (the “Company”), and Craig Nichols (the “Executive”), the Executive hereby releases and forever discharges the Released Parties (defined below) from any and all claims, demands, rights, liabilities and causes of action of any kind or nature, known or unknown, arising prior to or through the date the Executive executes this Release, including, but not limited to, any claims, demands, rights, liabilities and causes of action arising or having arisen out of or in connection with the Executive’s employment or termination of employment with the Company.  “Released Parties” includes the Company, its parent companies, subsidiaries, related and affiliated companies, and its and their past and present employees, directors, officers, agents, shareholders, insurers, attorneys, executors, assigns and other representatives of any kind.  The Executive also releases and waives any claim or right to further compensation, benefits, damages, penalties, attorneys’ fees, costs or expenses of any kind from the Company or any of the other Released Parties except as provided in the Agreement or this Release.  This Release specifically includes, but is not limited to, a release of any and all claims pursuant to state and local fair employment law(s); Title VII of the Civil Rights Act of 1964; the Rehabilitation Act of 1973; the Reconstruction Era Civil Rights Acts, 42 U.S.C. §§1981-1988; the Civil Rights Act of 1991; the Age Discrimination in Employment Act (“ADEA”); the Americans with Disabilities Act; state and federal family and/or medical leave acts; state and federal wage payment laws to the extent such claims can legally be waived; and any other federal, state or local laws or regulations of any kind, whether statutory or decisional.  This Release also includes, but is not limited to, a release of any claims for wrongful termination, retaliation, tort, breach of contract, defamation, misrepresentation, violation of public policy or invasion of privacy.  This Release does not apply to (a) any claims or rights the Executive may have with respect to unpaid salary and accrued but unused vacation through the date of the Executive’s separation, (b) any claims or rights the Executive may have for unreimbursed business expenses incurred prior to the date of the Executive’s separation, (c) any claims or rights the Executive may have with respect to vested benefits under any employee benefit plans or with respect to severance or other benefits to be provided in the future under the Agreement, (d) any claims or rights the Executive may have for indemnification with respect to any claims, losses, damages, liabilities, actions or expenses (including attorneys’ fees) asserted against or incurred by the Executive as a result of the Executive’s service as an employee, officer or director of the Company, (e) any claims or rights the Executive may have as a shareholder or owner of any stock or other equity interest in the Company, (f) claims that may arise after the date the Executive signs this Release or (g) any claim that may not be released under applicable law.
1.The Executive states that the Executive has not filed or joined in any complaints, lawsuits, or proceedings of any kind against the Company or any of the other Released Parties, and the Executive promises never to file, pursue, participate in, or join in any lawsuits or proceedings asserting any claims that are released in this Release.  However, nothing in this Release prevents the Executive from (a) challenging the enforceability of this Release under the ADEA; or (b) filing a charge with the EEOC or otherwise cooperating with the EEOC; however, this Release does prohibit the Executive from obtaining any personal or monetary relief from the Released Parties based upon such cooperation or charge, whether filed by the Executive or anyone else on behalf of the Executive.

2.The Executive agrees and understands that this Release does not supersede any confidentiality or noncompete agreements or obligations to which the Executive was subject while employed by the Company or reduce the Executive’s obligations to comply with applicable laws relating to trade secrets, confidential information or unfair competition.
3.The Executive hereby acknowledges that the benefits provided in the Agreement are greater than those to which the Executive is entitled by any contract, employment policy, or otherwise. The Executive has up to twenty-one (21) days to consider whether to accept this Release and the Executive enters into it voluntarily. The Executive may revoke this Release, in writing, within seven (7) days after signing it, and this Release will not become enforceable or effective until the revocation period has expired. The Company advises the Executive to consult with an attorney prior to signing this Release.
4.Neither the Company’s signing of this Release nor any actions taken by the Company toward compliance with the terms of this Release or the Agreement constitute an admission by the Company that it has acted improperly or unlawfully with regard to the Executive or that it has violated any state or federal law.
5.If any portion of this Release is found to be unenforceable, the parties desire that all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable. The Executive enters into this Release knowingly and voluntarily and without any coercion.

AGREED TO AND ACCEPTED BY:

EXECUTIVE:

_________________________________Date: ______________